Exhibit 99.1

Contact: Holly Schoenfeldt Director of Marketing 210.308.1268 hschoenfeldt@usfunds.com

For Immediate Release

U.S. Global Investors Reports Financial Results for the First Quarter of 2023 Fiscal Year

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SAN ANTONIO–November 10, 2022–U.S. Global Investors, Inc. (NASDAQ: GROW) (the “Company”), a registered investment advisory firm with longstanding experience in global markets and specialized sectors from gold mining to emerging markets, today reported operating income of $1.6 million for the quarter ended September 30, 2022. The operating margin was a healthy 36% on total revenues of $4.4 million. The Company recorded net income of $118,000, or $0.01 per share.

Average assets under management (AUM) for the three-month period ended September 30, 2022, were $2.9 billion, down approximately $1 billion from the same quarter last year. As of September 30, 2022, AUM was $2.3 billion, a decrease of approximately 46% from September 30, 2021.

“U.S. investors continued to withdraw assets from long-term funds in September, marking the fifth month out of the past six to record negative fund flows, according to Morningstar data,”1 says Frank Holmes, the Company’s CEO and Chief Investment Officer. “Like the rest of the investment advisory business, U.S. Global Investors has seen withdrawals and redemptions. We believe a majority of these outflows can be attributed to interest rates, which are being hiked at an historically fast pace in an effort to bring down inflation.”

“Despite these tremendous headwinds, I’m happy to report that the Company remained profitable in the first fiscal quarter. At this time, we believe maintaining or increasing our cash position is prudent. We believe the Federal Reserve will need to reverse course eventually, and when that happens, we hope to be in a good position to deploy capital,” Mr. Holmes says.

Healthy Liquidity and Capital Resources

As of September 30, 2022, the Company had net working capital of approximately $34.6 million, an increase of $737,000, or 2.2%, from June 30, 2022. Total assets, including various corporate investments, stood at $59.3 million. With approximately $23.3 million in cash and cash equivalents, the Company has adequate liquidity to meet its current obligations, in addition to investments in our funds and convertible notes.

1 Morningstar. (September 2022). U.S. Fund Flows. [Presentation]. https://assets.contentstack.io/v3/assets/blt4eb669caa7dc65b2/blt550751c11bb909e0/U-S-Fund-Flows.pdf

Enhanced Share Repurchase Program

The Company announced on February 25, 2022, that the Board of Directors of the Company (the “Board”) approved an increase to the limit of its annual share buyback program from $2.75 million to $5.0 million, as market and business conditions warrant. The repurchase program has been in place since December 2012, and the Board has annually renewed the repurchase program each calendar year.

For the three months ended September 30, 2022, the Company repurchased 39,965 class A shares, a 192% increase from the number of shares repurchased in the year-ago quarter. The Company strategically repurchases GROW stock on down days using an algorithm, and September 2022 was the worst month for stocks in general since the pandemic hit in March 2020. The Company believes that its stock is undervalued, making the buybacks an attractive opportunity on down days in anticipation of a potential rebound.

Building and Expanding the JETS Brand Globally

Like the broader market, the U.S. Global Jets ETF (JETS) sold off in the quarter ended September 30, 2022, but the Company sees encouraging signs that both the American consumer and airline industry remain robust in a slowing economy. According to a September survey conducted by Destination Analysts, over half of Americans said that travel, including air travel, was either an “extremely high,” “high” or “somewhat high” budget priority in the next three months. Nearly three quarters of participants said they believed travel was a “worthwhile” investment, even if the economy were to contract.2

This confidence in the American consumer was echoed by bellwether American Airlines, which reported record quarterly revenue of $13.5 billion during the quarter ended September 30, 2022. CEO Robert Isom commented that demand for commercial air travel “remains strong,” adding that “it’s clear that customers in the U.S. and other parts of the world continue to value air travel and the ability to reconnect post-pandemic.”3

Passenger volumes in the U.S. have returned to pre-pandemic levels, with the average daily number of people boarding planes exceeding 2 million for the third straight quarter as of September 2022. On average, 2.2 million people flew commercial every day during the September quarter, following 2.4 million during the June quarter and 2.2 million during the March quarter. These figures are in line with quarterly volumes before the pandemic.

“We believe this is highly constructive for JETS, the Company’s largest ETF with an average AUM of $2.5 billion during the quarter ended September 30, 2022,” Mr. Holmes says. “What’s more, we have diligently been building a moat around JETS to ensure that it’s the go-to ETF for investors seeking exposure to the global airline industry. Besides New York and London, JETS now also trades in Mexico City and Lima, Peru.”

2 Destination Analysts’ State of the American Traveler is a monthly tracking survey of adult American travelers in each of four U.S. regions. The survey tracks traveler sentiment to generate insights into domestic travel trends. The October 2022 survey involved the participation of 4,000+ people and was conducted September 15-25, 2022.

3 American Airlines. (2022, October 20). American Airlines Reports Third-Quarter 2022 Financial Results. [Press release]. https://americanairlines.gcs-web.com/news-releases/news-release-details/american-airlines-reports-third-quarter-2022-financial-results

GROW Dividends

The Board has authorized a monthly dividend of $0.0075 per share through December 2022, at which time it will be considered for continuation by the Board. Payment of cash dividends is within the discretion of the Company’s Board of Directors and is dependent on earnings, operations, capital requirements, general financial condition of the Company, and general business conditions. The total amount of cash dividends expected to be paid to class A and class C shareholders from October to December 2022 is approximately $336,000.

U.S. Global Investors Receives STAR Award for Overall Investor Education

The Company is very pleased to announce that it received two STAR Awards at this year’s Investment Management Education Alliance (IMEA) All-Council Fall Summit, held on November 3, 2022, in New York City.4

Competing in the small-firm category, the Company took home the Investor Digital Experience award in recognition of its website redesign. It was also awarded top prize in Overall Investor Education for its content on Bitcoin and cryptocurrencies.

“The rich educational content we produce at U.S. Global Investors is truly a group effort, and I commend the work of everyone in our talented marketing and investments teams. Many thanks also go to the IMEA,” Mr. Holmes says.

Earnings Webcast Information

The Company has scheduled a webcast for 7:30 a.m. Central time on Friday, November 11, 2022, to discuss the Company’s key financial results for the quarter. Frank Holmes will be accompanied on the webcast by Lisa Callicotte, chief financial officer, and Holly Schoenfeldt, marketing and public relations manager. Click here to register for the earnings webcast or visit www.usfunds.com for more information.

Selected Financial Data (unaudited): (dollars in thousands, except per share data)

	Three months ended
	9/30/2022	9/30/2021
Operating Revenues	$4,412	$6,521
Operating Expenses	2,827	3,654
Operating Income	1,585	2,867

Total Other Income (Loss)	(1,386)	37
Income Before Income Taxes	199	2,904

Income Tax Expense	81	514
Net Income	$118	$2,390

Net income per share (basic and diluted)	$0.01	$0.16

Avg. common shares outstanding (basic)	14,948,688	15,030,115
Avg. common shares outstanding (diluted)	14,949,275	15,031,199

Avg. assets under management (billions)	$2.9	$4.0

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About U.S. Global Investors, Inc.

The story of U.S. Global Investors goes back more than 50 years when it began as an investment club. Today, U.S. Global Investors, Inc. (www.usfunds.com) is a registered investment adviser that focuses on niche markets around the world. Headquartered in San Antonio, Texas, the Company provides money management and other services to U.S. Global Investors Funds and U.S. Global ETFs.

Forward-Looking Statements and Disclosure

This news release and other statements by U.S. Global Investors may include certain “forward-looking statements,” including statements relating to revenues, expenses and expectations regarding market conditions. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “opportunity,” “seeks,” “anticipates” or other comparable words. Such statements involve certain risks and uncertainties and should be read with corporate filings and other important information on the Company’s website, www.usfunds.com, or the Securities and Exchange Commission’s website at www.sec.gov.

4 For over 25 years, the IMEA STAR Awards have recognized outstanding investment management firm efforts to educate advisors, investors and other key audiences through innovative marketing, communications and community giving. STAR Award entries are evaluated by a panel of impartial industry leaders and receive feedback to help improve future efforts. Entrants paid a fee to be considered. Entrants could submit projects that were used during the 12-month period ended August 1, 2022.

These filings, such as the Company’s annual report and Form 10-Q, should be read in conjunction with the other cautionary statements that are included in this release. Future events could differ materially from those anticipated in such statements and there can be no assurance that such statements will prove accurate and actual results may vary. The Company undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.

Performance data quoted above is historical. Past performance is no guarantee of future results. Results reflect the reinvestment of dividends and other earnings. For a portion of periods, the fund had expense limitations, without which returns would have been lower. Current performance may be higher or lower than the performance data quoted. The principal value and investment return of an investment will fluctuate so that your shares, when redeemed, may be worth more or less than their original cost. Performance does not include the effect of any direct fees described in the fund’s prospectus which, if applicable, would lower your total returns. Performance quoted for periods of one year or less is cumulative and not annualized. Obtain performance data current to the most recent month-end at www.usfunds.com or 1-800-US-FUNDS.

Foreside Fund Services, LLC, Distributor. U.S. Global Investors is the investment adviser. JETS, GOAU and SEA are distributed by Quasar Distributors, LLC. U.S. Global Investors is the investment adviser to JETS, GOAU and SEA. Foreside Fund Services, LLC and Quasar Distributors, LLC are affiliated.

Shares of any ETF are bought and sold at market price (not NAV), may trade at a discount or premium to NAV and are not individually redeemed from the funds. Brokerage commissions will reduce returns. Stock markets can be volatile and share prices can fluctuate in response to sector-related and other risks as described in the fund prospectus. Foreign and emerging market investing involves special risks such as currency fluctuation and less public disclosure, as well as economic and political risk. Companies in the consumer discretionary sector are subject to risks associated with fluctuations in the performance of domestic and international economies, interest rate changes, increased competition and consumer confidence. Gold, precious metals, and precious minerals funds may be susceptible to adverse economic, political or regulatory developments due to concentrating in a single theme. The prices of gold, precious metals, and precious minerals are subject to substantial price fluctuations over short periods of time and may be affected by unpredicted international monetary and political policies. We suggest investing no more than 5% to 10% of your portfolio in these sectors. The COVID-19 pandemic and the resulting actions to control or slow the spread has had a significant detrimental effect on the global and domestic economies, financial markets and industries, including airlines. U.S. Global Investors continues to monitor the impact of COVID-19, but it is too early to determine the full impact this virus may have on commercial aviation. Should this emerging macro-economic risk continue for an extended period, there could be an adverse material financial impact to the U.S. Global Jets ETF.

All opinions expressed and data provided are subject to change without notice. Some of these opinions may not be appropriate to every investor.

Holdings may change daily. Holdings are reported as of the most recent quarter-end. The following securities mentioned in the article were held by one or more accounts managed by U.S. Global Investors as of 9/30/2022: American Airlines Group Inc., Delta Air Lines Inc., United Airlines Holdings Inc., Southwest Airlines Co.